Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.	July 22, 2010
Phone: 408-736-6900 x168

AFOP REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS
WITH RECORD REVENUES AND RECORD PROFITS

Sunnyvale, CA – July 22, 2010 - Alliance Fiber Optic Products, Inc. (Nasdaq CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the second quarter ended June 30, 2010.

Revenues for the second quarter of 2010 totaled $12,086,000, a 43.8% increase from revenues of $8,406,000 reported in the previous quarter, and a 56.5% increase from revenues of $7,723,000 reported in the second quarter of 2009. The Company recorded net income for the second quarter of 2010 of approximately $1,606,000, or $0.04 per share based on 42.7 million shares outstanding, compared to $641,000, or $0.02 per share based on 42.5 million shares outstanding, for the first quarter of 2010. This compares to net income for the second quarter of 2009 of $432,000, or $0.01 per share based on 42.0 million shares outstanding.

Included in expenses for the quarter ended June 30, 2010 was $51,000 of stock-based compensation. Included in expenses for the quarter ended June 30, 2009 and the quarter ended March 31, 2010 were $22,000 and $33,000 of stock-based compensation charges.

Peter Chang, President and Chief Executive Officer, commented, “We are very pleased with the financial performance and progress AFOP made in the quarter ended June 30, 2010. With strong customer demand and improved operational efficiency, we delivered record quarterly sales and higher margins, and generated record profits in the quarter. In addition, subsequent to quarter-end, we resolved outstanding ARS issues successfully and the full cash value of our auction rate securities was redeemed, as we reported previously. On July 1, 2010, our cash and short-term investments were about $41.5 million.”

“Based on input from our customers and current backlog, we expect that revenues in the third quarter of 2010 will continue at a similar level as the last quarter. Additionally, we remain optimistic about market conditions, revenue growth potential and profit improvements in the remainder of 2010, which we believe should result in a record year for AFOP in both revenues and profits.” concluded Mr. Chang.

Conference Call
Management will host a conference call at 1:30 p.m. Pacific Time on July 22, 2010 to discuss AFOP’s second quarter 2010 financial results. To participate in AFOP’s conference call, please call 877-407-9210 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 352601. AFOP will also provide a live webcast of its second quarter 2010 conference call at AFOP’s website www.afop.com. An audio replay will be available until August 5, 2010. The dial in number for the replay is 877-660-6853 or 201-612-7415. The replay passcodes (account # 286; conference ID#: 352601) are both required for the replay.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our expectations regarding future revenue levels, our ability to generate profits from operations and the levels and time periods thereof, our beliefs regarding business and market conditions, our customer base, our product portfolio, our ability to continue to focus on our operational efficiencies or our successes in doing so, and our ability to continue to achieve record year revenue and profits, are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers or orders, our ability to ramp new products into volume production, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-Q for the quarter ended March 31, 2010. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	Jun. 30,	Dec. 31,
	2010	2009
ASSETS	(Unaudited)
Current assets:
Cash and short-term investments	$40,947	$40,493
Other current asset - ARS Right	575	1,778
Accounts receivable	7,733	4,952
Inventories	6,756	4,984
Other current assets	674	515
Total current assets	56,685	52,722

Property and equipment, net	5,784	4,434
Other assets	176	233
Total assets	$62,645	$57,389

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,688	$3,701
Accrued expenses	3,580	3,936
Total current liabilities	10,268	7,637

Long-term liabilities
Other long-term liabilities	791	813
Total long term liabilities	11,059	8,450

Stockholders' equity	51,586	48,939

Total liabilities and stockholders' equity	$62,645	$57,389

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
	2010	2010	2009	2010	2009
Revenues	$12,086	$8,406	$7,723	$20,492	$15,366

Cost of revenues	8,035	5,711	5,322	13,746	10,667
Gross profit	4,051	2,695	2,401	6,746	4,699

Operating expenses:
Research and development	870	709	762	1,579	1,491
Sales and marketing	636	561	577	1,197	1,211
General and administrative	971	933	770	1,904	1,615
Total operating expenses	2,477	2,203	2,109	4,680	4,317

Income from operations	1,574	492	292	2,066	382
Interest and other income, net	106	150	172	256	394
Net income before tax	$1,680	$642	$464	$2,322	$776
Income tax	74	1	32	75	42
Net income	$1,606	$641	$432	$2,247	$734

Net income per share:
Basic	$0.04	$0.02	$0.01	$0.05	$0.02
Diluted	$0.04	$0.01	$0.01	$0.05	$0.02

Shares used in per share calculation:
Basic	42,707	42,467	41,979	42,588	41,926
Diluted	43,720	43,241	42,115	43,484	41,969

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$22	$12	$11	$34	$25
Research and development	7	5	5	12	11
Sales and marketing	6	4	2	10	6
General and administrative	16	12	4	28	8
Total	$51	$33	$22	$84	$50